CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements Nos. 333-205215, 333-205214, and 333-184624 on Form S-8 of Xura, Inc. of our report dated October 22, 2015 related to the consolidated financial statements of Acision B.V. as of and for the years ended December 31, 2012, 2013, and 2014 (which report expresses an unmodified opinion and includes an emphasis of matter with regards to the restatement in respect of indirect taxes and the related income statement charges as described in Note 1 to the consolidated financial statements), appearing in Form 8-K/A of Xura, Inc. dated October 22, 2015.

/s/ DELOITTE LLP
London, United Kingdom
October 22, 2015